Exhibit 99.1

HOOKIPA Pharma Announces Board of Directors Changes

NEW YORK and VIENNA, August 30, 2024 (GLOBE NEWSWIRE) -- HOOKIPA Pharma Inc. (NASDAQ: HOOK) (”HOOKIPA” or the “Company”), a company developing a new class of immunotherapeutics based on its proprietary arenavirus platform, today announced the appointment of Director Julie O’Neill as Non-Executive Chair of the Company’s Board of Directors. She succeeds Jan van de Winkel, who has decided to step down from the Board effective August 30, 2024, due to increasing time commitments from his executive position as Chief Executive Officer of Genmab A/S. The Company also announced that Tim Reilly has chosen to step down from the Board, also effective August 30th, to be able to dedicate more time to his other professional responsibilities.

“On behalf of the entire Board, I want to thank Jan for his more than seven years of loyal service and inspirational leadership of the Board of Directors and Tim for his insights and perspectives,” said Ms. O’Neill. “We understand their demanding schedules and are grateful for the years of service they provided HOOKIPA. I look forward to working with the management team on behalf of our shareholders and other stakeholders.”

Messrs. van de Winkel’s and Reilly’s board seats will remain unfilled, and the Board will comprise five members.

About HOOKIPA

HOOKIPA Pharma Inc. (NASDAQ: HOOK) is a clinical-stage biopharmaceutical company focused on developing novel immunotherapies, based on its proprietary arenavirus platform, which are designed to mobilize and amplify targeted T cells and thereby fight or prevent serious disease. HOOKIPA’s replicating and non-replicating technologies are engineered to induce robust and durable antigen-specific CD8+ T cell responses and pathogen-neutralizing antibodies. HOOKIPA’s pipeline includes its wholly owned investigational arenaviral immunotherapies targeting Human Papillomavirus 16-positive cancers, KRAS-mutated cancers, and other undisclosed programs. In addition, HOOKIPA aims to develop functional cures of HBV and HIV in collaboration with Gilead. Find out more about HOOKIPA online at www.hookipapharma.com.

For further information, please contact:

Investors

Chuck Padala

Managing Director, LifeSci Advisors

chuck@lifesciadvisors.com

Media

Tom Davies / Ashe Reardon

tom.davies@kekstcnc.com / ashe.reardon@kekstcnc.com